Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

magicJack Vocaltec Ltd. and Subsidiaries
Netanya, Israel

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 2, 2013, relating to the consolidated financial statements of magicJack Vocaltec, Ltd. and subsidiaries and the effectiveness of magicJack Vocaltec, Ltd. and subsidiaries’ internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.

/s/ BDO USA, LLP
BDO USA, LLP
West Palm Beach, Florida
Certified Public Accountants
November 20, 2013